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                                                                     Exhibit 3.1


                AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                      OF

                       INTEGRATED CIRCUIT SYSTEMS, INC.


                                  ARTICLE ONE

        The name of the Corporation is Integrated Circuit Systems, Inc.


                                  ARTICLE TWO

          The address of the Corporation's registered office in the State of Pennsylvania is 2435 Boulevard of the Generals, City of Valley Forge, County of Montgomery, State of Pennsylvania. The name of its registered agent at such address is Hock E. Tan.


                                 ARTICLE THREE

          The corporation is incorporated under the Business Corporation Law approved the 5/th/ day of May, 1933, P.L. 364. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law.

                                 ARTICLE FOUR

          At the Effective Time, this Article Four shall amend and restate Article Four of the Original Charter. Until the Effective Time, Article Four of the Original Charter shall continue in full force and effect.

                             A.  AUTHORIZED SHARES

          The total number of shares of capital stock which the Corporation has authority to issue is 305,000,000 shares, consisting of:

          (1) 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"); and

          (2) 300,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock").
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The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below. Capitalized terms used but not otherwise defined in Part A, Part B or Part C of this Article Four are defined in Part D.

                              B.  PREFERRED STOCK

          The Preferred Stock may be issued from time to time and in one or more series. The board of directors of the Corporation is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any such series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law.

                               C.  COMMON STOCK

          Section 1. Dividends. Except as otherwise provided by the Business Corporation Law or these Amended and Restated Articles of Incorporation (the "Restated Articles"), the holders of Common Stock: (i) subject to the rights of holders of any series of Preferred Stock, shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise and (ii) are subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as provided herein or in any resolution or resolutions adopted by the board of directors pursuant to authority expressly vested in it by the provisions of Part B of this Article Four.

          Section 2. Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation's capital stock.

          Section 3. Cumulative Voting. The shareholders of the Corporation shall not be entitled to cumulate their votes for the election of directors.

          Section 4. Voting Rights. Except as otherwise provided by the Business Corporation Law or the Restated Articles and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the shareholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the shareholders of the Corporation.

          Section 5. Registration or Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration

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of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

          Section 6. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

          Section 7. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any shareholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

          Section 8. Fractional Shares. In no event will holders of fractional shares be required to accept any consideration in exchange for such shares other than consideration which all holders of Common Stock are required to accept.

          Section 9. Reclassification of Existing Common Stock and Forward Stock Split.

          (i) Reclassification. At the Effective Time, each share of capital stock of the Corporation then outstanding shall, without any action by the holder thereof, convert and be reclassified as follows (the "Reclassification"):

               (A) first, each outstanding share of Series A Cumulative
                   -----
                   Convertible Preferred Stock (the "Series A Preferred") shall automatically convert into Class A Common and Class L Common in an amount equal to the quotient obtained by dividing (x) the Stated Value multiplied by the number of Series A Preferred being converted by (y) the Preferred Conversion Price, as last adjusted and then in effect; provided, however, that 90% of the shares of common stock issuable upon such
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                   conversion shall be issued as shares of Class A Common
                   and 10% of the shares of common stock issuable upon such conversion shall be issued as shares of Class L Common;

               (B)  then,
                    ----

                    (1) each outstanding share of Class A Common Stock, par
                        value $0.01 per share (the "Class A Common"), shall be reclassified into one share of Common Stock;

                    (2) each outstanding share of Class B Common Stock, par
                        value $0.01 per share (the "Class B Common"), shall be reclassified into one share of Common Stock; and

                    (3) each outstanding share of Class L Common Stock, par
                        value $0.01 per share (the "Class L Common" and, together with the Class A Common and Class B Common, the "Existing Common Stock"), shall be reclassified into a number of shares of Common Stock equal to the sum of (i) one and (ii) the quotient obtained by dividing (x) the Unreturned Cost plus Unpaid Yield of such share of Class L Common by (y) the price per share of the Common Stock paid by investors in the public offering contemplated by the Registration Statement (in each case before giving effect to the Stock Split).

          Prior to the effectiveness of the Reclassification, the Series A Preferred and the Existing Common Stock shall continue to have the rights, preferences and limitations set forth in the Original Charter.

          (ii) Forward Stock Split. Immediately following the Reclassification, each share of Common Stock outstanding at such time (after giving effect to the Reclassification) shall be, without further action by the Corporation or any of the holders thereof, changed and converted into 1.6942 shares of Common Stock (the "Stock Split"). Each certificate then outstanding representing shares of Common Stock (including those certificates that represent shares of Common Stock as a result of the Reclassification) shall automatically represent from and after the Effective Time that number of shares of Common Stock equal to the number of shares shown on the face of the certificate multiplied by 1.6942.

          (iii) Fractional Shares. Notwithstanding the foregoing, in the event that the Reclassification and Stock Split would result in any holder of shares of Common Stock holding a share of Common Stock that is not an integral multiple of one, the effect of the Reclassification and Stock Split shall be such that the number of such holder's shares of Common Stock issued as a result of the Reclassification and Stock Split with fractions of 0.50 and greater will be rounded up to the next higher integral multiple of one and fractions less than 0.50 being rounded down to the next

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lower integral multiple of one. No consideration will be paid in lieu of fractions that are rounded down.

          (iv) As soon as possible after the Reclassification and Stock Split, the Corporation shall deliver to its shareholders a certificate or certificates representing the number of shares of Common Stock issuable by reason of the Reclassification and Stock Split in such name or names and such denomination or denominations as each shareholder has specified.

          (v) The issuance of certificates for shares of Common Stock after the Reclassification and Stock Split, shall be made without charge to the holders of such Existing Common Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with the Reclassification and Stock Split. Immediately after the Reclassification and Stock Split, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock, issuable with respect to the Reclassification and Stock Split shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

          (vi) The Corporation shall not close its books against the transfer of the Existing Common Stock or of Common Stock issued or issuable upon the Reclassification and Stock Split in any manner which interferes with the timely conversion of the Existing Common Stock. The Corporation shall assist and cooperate with any holder of shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

          (vii) All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the existing Common Stock.

                                D.  DEFINITIONS

          "Bain Group" means, collectively, Bain Capital Fund VI, L.P., BCIP Associates II, BCIP Trust Associates II, L.P., BCIP Associates II-B, BCIP Trust Associates II-B, BCIP Associates II-C, PEP Investments PTY Ltd., and Randolph Street Partners II.

          "Business Corporation Law" means the Business Corporation Law of 1988 of the Commonwealth of Pennsylvania, as amended from time to time.

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          "Effective Time" means the time immediately prior to the effectiveness of the Registration Statement.

          "Original Charter" means the Amended and Restated Articles of Incorporation of the Corporation in effect immediately prior to the filing of the Restated Articles.

          "Preferred Conversion Price" has the meaning given such term in the Original Charter.

          "Registration Statement" means the Corporation's Registration Statement on Form S-1 (Registration No. 333-33318).

          "Stated Value" has the meaning given such term in the Original
Charter.

          "Unpaid Yield" has the meaning given such term in the Original
Charter.

          "Unreturned Cost" has the meaning given such term in the Original Charter.

                                 ARTICLE FIVE

          The Corporation is to have perpetual existence.

                                  ARTICLE SIX

     In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                 ARTICLE SEVEN

     Meetings of shareholders may be held within or without the State of Pennsylvania, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the Commonwealth of Pennsylvania at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                 ARTICLE EIGHT

          (a) To the fullest extent permitted by the Business Corporation Law as the same exists or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

          (b) The corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or

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served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

          (c) Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Restated Articles inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, proceeding, suit or claim accruing or arising, or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                 ARTICLE NINE

          The Corporation expressly elects not to be governed by Section 2538 (Adoption of Transactions with Interested Shareholders) and the provisions contained in Subchapters E (Control Transactions), G (Control-Share Acquisitions), H (Disgorgement by Certain Controlling Shareholders for Employees Terminated Following Attempts to Acquire Control), I (Severance Compensation for Employees Terminated Following Certain Control-Share Acquisitions) and J (Business Combination Transactions - Labor Contracts) of Chapter 25 of the Business Corporation Law.

                                  ARTICLE TEN

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the Commonwealth of Pennsylvania, and all rights conferred upon shareholders herein are granted subject to this reservation.

                                ARTICLE ELEVEN

          At the Effective Time, this Article Eleven shall be inserted as Article Eleven of the Original Charter. Until the Effective Time, the Original Charter shall continue in full force and effect.

          Section 1. Classification of Directors. At each annual meeting of shareholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall be not so held, such election shall take place at shareholders' meeting called and held in accordance with the Business Corporation Law. The directors of the Corporation shall be divided into two classes as nearly equal in size as is practicable, hereby designated Class I and Class II. The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of shareholders, and the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of shareholders. For the purposes hereof, the initial Class I and Class II directors shall be those directors elected by the shareholders of the Corporation in connection with the adoption of this Restated Articles. At each annual meeting after the first annual meeting of shareholders, directors to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the second succeeding annual meeting and until their

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respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable.

          Section 2. Vacancies. Vacancies occurring on the board of directors for any reason may be filled by vote of a majority of the remaining members of the board of directors, although less than a quorum, at any meeting of the board of directors. A person so elected by the board of directors to fill a vacancy shall hold office until the next succeeding annual meeting of shareholders of the Corporation and until his or her successor shall have been duly elected and qualified.

                                ARTICLE TWELVE

          At the Effective Time, this Article Twelve shall be inserted as Article Twelve of the Original Charter. Until the Effective Time, the Original Charter shall continue in full force and effect.

          The shareholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of shareholders and the power of shareholders to consent in writing without a meeting is specifically denied. Special meetings of shareholders of the Corporation may be called only by either the board of directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office or by the chief executive officer of the Corporation.

                               ARTICLE THIRTEEN

          At the Effective Time, this Article Thirteen shall be inserted as Article Thirteen of the Original Charter. Until the Effective Time, the Original Charter shall continue in full force and effect.

          Notwithstanding any other provisions of the Restated Articles or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or the Restated Articles, the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the then outstanding shares of the Corporation eligible to be cast in the election of directors shall be required to alter, amend or repeal Articles Eleven or Twelve hereof, or this Article Thirteen, or any provision thereof or hereof, unless such amendment shall be approved by a majority of the directors of the Corporation not affiliated or associated with any person or entity holding (or which has announced an intention to obtain) twenty percent (20%) or more of the voting power of the Corporation's outstanding capital stock (other than the Bain Group).

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